FIRST AMENDMENT AGREEMENT

This First Amendment Agreement (this “Agreement”), is made and entered into as of August 24, 2007, by and among Solomon Technologies, Inc., a Delaware corporation (the “Company”) and each of the investors signatory hereto (each, a “Holder” and collectively, the “Holders”). Capitalized terms not defined in this Agreement shall have the meanings ascribed to such terms in the Purchase Agreement (as defined below).

WHEREAS, the Company and each of the Holders are parties to that certain Securities Purchase Agreement (the “Purchase Agreement”), dated as of January 17, 2007, pursuant to which the Company issued to the Holders its Variable Rate Self-Liquidating Senior Secured Convertible Debentures with an aggregate principal amount of $5,350,000 (the “Debentures”), and Common Stock Purchase Warrants to purchase up to, in the aggregate, 2,006,250 shares of Common Stock (the “Warrants”);

WHEREAS, the Company has made the first required Monthly Redemption payment that was due on June 1, 2007, and has paid all interest due on the Debentures through May 31, 2007, but to date has not made the Monthly Redemption payment due on July 1, 2007, or August 1, 2007, or paid the interest due on the Debentures for the period June 1, 2007, through July 31, 2007;

WHEREAS, the Company is seeking at least $1,000,000 in new debt or equity financing from existing or new investors and upon terms that are not yet determined (the “New Financing”), and has requested that the Holders waive certain provisions of the Transaction Documents in connection with such New Financing; and

WHEREAS, the parties desire to amend certain provisions of the Debentures and other Transaction Documents pursuant to the terms hereof.

NOW THEREFORE, in consideration of the terms and conditions contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

Section 1.  Amendment to Purchase Agreement, Debentures, Warrants, Registration Rights Agreement.

(a) Effective as of August 1, 2007, the definition of “Monthly Redemption Date” in Section 1 of each Debenture is hereby deleted and replaced in its entirety with the following:

““Monthly Redemption Date” means the 1st of each month, commencing on the first such day following the earlier of (i) the date the Second Registration Statement (as defined in the Registration Rights Agreement, as amended) is declared effective by the Commission and (ii) December 1, 2007, and ending upon the full redemption of this Debenture.”

(b) Effective as of August 1, 2007, the definition of “Monthly Redemption Amount” in Section 1 of each Debenture is hereby deleted and replaced in its entirety with the following:

““Monthly Redemption Amount” means an amount equal to the then outstanding principal amount of this Debenture on the first Monthly Redemption Date following August 24, 20071 multiplied by a fraction, the numerator of which is 1 and the denominator of which is the number of months between such first Monthly Redemption Date and April 17, 2009.”

(c) The Conversion Price of each Debenture is hereby reduced to equal $0.35 per share, subject to further adjustment pursuant to the terms of the Debentures.

(d) The definition of “Maturity Date” in the second paragraph of each of the Debentures is hereby amended as follows:

“,…April 17, 2009 (the “Maturity Date”).”

(e) The Exercise Price (as defined in the Warrants) of each of the Warrants is hereby reduced to equal $0.35 per share (such reduction, the “$0.35 Adjustment”, subject to further adjustment pursuant to the terms of the Warrants. Such adjustment shall be to the Exercise Price per Warrant Share only and shall not increase the number of Warrant Shares issuable pursuant to the Warrants. For clarity and avoidance of doubt, it is agreed and understood that nothing herein shall prevent the number of Warrant Shares issuable pursuant to the Warrants from being increased in accordance with the terms of the Warrants upon any adjustment to the Exercise Price other than the “$0.35 Adjustment”.

(f) The definition of “Effectiveness Date” in Section 1 of the Registration Rights Agreement is hereby deleted in its entirety and replaced with the following:

““Effectiveness Date” means, (a) with respect to the initial Registration Statement required to be filed hereunder, the 120th calendar day following the date hereof, (b) with respect to the second Registration Statement required to be filed hereunder (the “Second Registration Statement”), January 22, 20082 and, (c) with respect to any additional Registration Statements which may be required pursuant to Section 3(c), the 60th calendar day following the date on which the Company first knows, or reasonably should have known, that such additional Registration Statement is required hereunder; provided, however, that in the event the Company is notified by the Commission that one of the above Registration Statements will not be reviewed or is no longer subject to further review and comments, the Effectiveness Date as to such Registration Statement shall be the fifth Trading Day following the date on which the Company is so notified if such date precedes the dates required above.”

1 The date of this Agreement.
2 The 151st calendar day following the date of this Agreement.

(g) The definition of “Filing Date” in Section 1 of the Registration Rights Agreement is hereby deleted in its entirety and replaced with the following:

““Filing Date” means, (a) with respect to the initial Registration Statement required hereunder, the 30th calendar day following the date hereof and, (b) with respect to the Second Registration Statement, October 1, 2007 (the “Second Filing Date”), and (c) with respect to any additional Registration Statements which may be required pursuant to Section 3(c), the 30th calendar day following the date on which the Company first knows, or reasonably should have known, that such additional Registration Statement is required hereunder.”

Notwithstanding the foregoing amendments in Section 1(f) and 1(g) hereof, the Company shall be obligated to pay liquidated damages pursuant to the terms of the Registration Rights Agreement for failure of the Second Registration Statement to be timely filed by the Second Filing Date or declared effective by the Effectiveness Date as defined immediately prior to the date hereof through the date hereof, which damages shall be paid in the manner set forth in Section 2 herein. The Company and the Holders hereby agree that, notwithstanding Section 2(b) of the Registration Rights Agreement, no partial liquidated damages or other amounts shall accrue under such Section 2(b) in respect of any default occurring under the Registration Rights Agreement for any Registrable Securities not subject to a currently effective registration statement from and between the date hereof and the 151st calendar day following the date hereof, except that liquidated damages shall accrue under Section 2(b) in respect of any default related to the Company’s failure to file the Second Registration Statement by the Second Filing Date.

(h) The definition of “Exempt Issuance” in Section 1.1 of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

““Exempt Issuance” means the issuance of (a) shares of Common Stock or options to employees, officers or directors of the Company pursuant to any stock or option plan duly adopted for such purpose by a majority of the non-employee members of the Board of Directors of the Company or a majority of the members of a committee of non-employee directors, (b) up to, in the aggregate, 250,000 shares of Common Stock or options (subject to reverse and forward stock splits and the like) during any 12 month period issued to the officers, directors or employees of the Company or its Subsidiaries and approved by a majority of the members the Board of Directors of the Company, (c) up to, in the aggregate, $200,000 of Common Stock during any 6 month period approved by a majority of the members the Board of Directors of the Company, (d) securities upon the exercise or exchange of or conversion of any Securities issued hereunder and/or other securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of this Agreement (“Derivative Securities”), provided that the issuance of any additional securities as a result of any amendment, reset or adjustment (including resets and adjustments required pursuant to the terms of the Derivative Securities as in existence on the date hereof) of such Derivative Securities (other than pursuant to reverse and forward stock splits and the like) since the date of this Agreement shall not be exempt, (e) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Company, provided that any such issuance shall only be to a Person which is, itself or through its subsidiaries, an operating company in a business synergistic with the business of the Company and in which the Company receives benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities, (f) up to 160,000 shares of Common Stock to be issued to Ardour Capital Investments LLC or its designees in partial consideration for its services to the Company in connection with the transactions contemplated by this Agreement, (g) up to $375,000 of Common Stock to be issued to JMC Venture Partners LLC (“JMC”) or its assigns as a commitment fee for a $15 million acquisition line of credit to be entered into between the Company and JMC and an additional $100,000 of Common Stock per quarter to be issued to JMC as a monitoring fee, which shares shall be issued for an effective per share price of at least the fair market value of the Common Stock on the date of issuance of the applicable share as determined by the Company’s board of directors in good faith. Notwithstanding anything herein or in any other Transaction Document to the contrary and consistent with clause (d) above, it is expressly agreed that any amendments, adjustments or resets that result in future issuances of Common Stock or Common Stock Equivalents pursuant to that certain Securities Purchase Agreement, dated August 17, 2006, by and among the Company, Integrated Power Systems LLC, Power Designs Inc., The Vantage Partners LLC, Technipower LLC and the other parties listed on the signature pages thereto, or pursuant to any other agreements or documents entered into or issued in connection therewith, shall not be an Exempt Issuance.”

(i) Section 6(b) of the Registration Rights Agreement is hereby deleted in its entirety and replaced with the following:

““(b)No Piggyback on Registrations. Except as set forth in the registration rights agreements listed on Schedule 6(b) attached hereto, neither the Company nor any of its security holders (other than the Holders in such capacity pursuant hereto) may include securities of the Company in the Registration Statements other than the Registrable Securities. The Company shall not file any other registration statements until all Registrable Securities are registered pursuant to a Registration Statement that is declared effective by the Commission, provided that this Section 6(b) shall not prohibit the Company from filing (i) amendments to registration statements filed prior to the date of this Agreement, (ii) registration statement(s) required to be filed by the Company under that certain Registration Rights Agreement entered into in connection with the New Financing, (iii) registration statement(s) registering securities issued to JMC Venture Partners LLC (“JMC”) or assigns in connection with and pursuant to the acquisition line of credit to be made available to the Company by JMC and that qualify as Exempt Issuances or (iv) a registration statement on Form S-8 covering no more than 1,250,000 shares of Common Stock and Common Stock Equivalents, in the aggregate, issued to members of the Company’s senior management that qualify as Exempt Issuances.”

Section 2. Satisfaction of Liquidated Damages under the Registration Rights Agreement. In lieu of the payment of accrued but unpaid liquidated damages under the Registration Rights Agreement accrued through the date hereof in the amounts set forth on Schedule 1 hereto, the Company shall issue each Holder, and each Holder agrees to accept, a Debenture, in the form of the Debentures issued pursuant to the Purchase Agreement, as amended (the “Additional Debentures”, and the shares of Common Stock underlying the Additional Debentures, the “Additional Underlying Debenture Shares”), with a principal amount equal to the amounts set forth on Schedule 1 hereto.

Section 3. Waivers with respect to the New Financing. Subject to the terms and conditions hereunder, each Holder hereby

(a) waives the restrictions set forth in Section 4.13(a) of the Purchase Agreement and Sections 7(a), 7(b), 7(d) and 7(g) of the Debentures with respect to the New Financing and the securities that may be issued therein and agrees that such restrictions shall not apply to the New Financing or the securities issued therein;

(b) agrees that any debt securities sold in the New Financing shall be payable pari passu with the Debentures;

(c) waives the restrictions set forth in Sections 4(l) and 4(bb) of the Security Agreement with respect to the New Financing and consents and agrees that the Company may enter into a security agreement with the investors in the New Financing pursuant to which such investors will receive a security interest in the Company’s assets that is pari passu with that enjoyed by the Holders;

(d) waives the restrictions set forth in Section 4(b) of the Subsidiary Guarantee with respect to the New Financing and agrees that any Guarantor (as defined therein) may enter into a security or guarantee agreement with the investors in the New Financing pursuant to which such investors will receive a security interest in the Guarantor’s assets that is pari passu with that enjoyed by the Holders; and

(e) waives the restrictions set forth in Section 6(b) and 6(i) of the Registration Rights Agreement with respect to the New Financing and consents to the grant of registration rights to the investors in the New Financing, provided that such registration rights shall be no more favorable to such investors than the registration rights granted to the Holders in the Registration Rights Agreement are to the Holders.

The foregoing waivers shall not be effective unless and until all Holders shall have agreed to the terms and conditions hereunder. The Company shall offer each Holder the opportunity to purchase, at the same price and on the same terms as are offered to other investors, a portion of the securities sold in such New Financing at least equal to the proportion that the principal amount of the Debentures purchased by such Holder bears to the aggregate principal amount of the Debentures purchased by all of the Holders.

Section 4. July 1, 2007 Monthly Redemption Payments under the Debentures. Subject to the terms and conditions herein, each Holder hereby waives any Events of Default arising under Section 8(a) of each of the Debentures as a result of the Company’s failure to make timely payment of the Monthly Redemption Amounts due on July 1, 2007. Notwithstanding anything herein to the contrary, the Company hereby agrees to pay, contemporaneously with the effectiveness of this Agreement, and each Holder agrees to accept, in partial satisfaction of the Monthly Redemption Amounts owed on July 1, 2007, the dollar amounts set forth on Schedule 2 attached hereto, which payments shall be made in registered shares of Common Stock at an effective price per share equal to $0.2797603  such that the aggregate number of shares issued shall be equal to the lesser of (i) that number of shares that would be issued in order to pay all of the amounts set forth on Schedule 2 in full and (ii) the maximum number of shares remaining available as of the date hereof for conversion of Debentures on the currently effective registration statement (SEC File No. 333-140618). All other unpaid Monthly Redemption Amounts (or portions thereof) that accrued and were payable prior to August 1, 2007 shall be included in the principal balance when calculating the Monthly Redemption Amounts payable after August 1, 2007.

Section 5. Conditions to Obligations.

(a) The respective obligations of the Holders hereunder are subject to the following conditions being met:

(i) the accuracy in all material respects of the representations and warranties of the Company contained herein;

(ii) all obligations, covenants and agreements of the Company required to be performed pursuant to this Agreement at or prior to the date hereof shall have been performed;

(iii) there shall have been no Material Adverse Effect with respect to the Company since the date hereof; and

(iv) trading in the Common Stock shall not have been suspended by the Commission (except for any suspension of trading of limited duration agreed to by the Company, which suspension shall be terminated prior to the Closing), and, at any time prior to the Closing, trading in securities generally as reported by Bloomberg Financial Markets shall not have been suspended or limited, or minimum prices shall not have been established on securities whose trades are reported by such service, or on any Trading Market, nor shall a banking moratorium have been declared either by the United States or New York State authorities nor shall there have occurred any material outbreak or escalation of hostilities or other national or international calamity of such magnitude in its effect on, or any material adverse change in, any financial market which, in each case, in the reasonable judgment of each Holder, makes it impracticable or inadvisable to consummate the transactions hereunder.

3 This is the Monthly Redemption Price applicable to the July 1, 2007, Monthly Redemption.

(b) The obligations of the Company hereunder are subject to the following conditions being met:

(i) the accuracy in all material respects of the representations and warranties of each of the Holders contained herein; and

(ii) all obligations, covenants and agreements of the Holders required to be performed pursuant to this Agreement at or prior to the date hereof shall have been performed.

Section 6. Effect on Transaction Documents. The foregoing amendments, waivers and consent and agreements are given solely in respect of the transactions described herein. Except as expressly set forth herein, all of the terms and conditions of the Transaction Documents shall continue in full force and effect after the execution of this Agreement, and shall not be in any way changed, modified or superseded by the terms set forth herein. This Agreement shall not constitute a novation or accord and satisfaction of any such Transaction Document.

Section 7. Filing of 8-K. Within 2 Trading Days of the date hereof, the Company shall issue a Current Report on Form 8-K, reasonably acceptable to each Holder disclosing the material terms of the transactions contemplated hereby, which shall include this Agreement as an attachment thereto.

Section 8. Representations and Warranties of the Company. The Company hereby makes the following representations and warranties to each Holder:

(a) Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, its board of directors or its stockholders in connection therewith. This Agreement has been duly executed by the Company and, when delivered in accordance with the terms hereof will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(b) No Conflicts. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not: (i) conflict with or violate any provision of the Company’s or any Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any material agreement, credit facility, debt or other material instrument (evidencing a Company or Subsidiary debt or otherwise) or other material understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) subject to the Required Approvals, conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or a Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a Material Adverse Effect.

(c) Equal Treatment of Holders. Except as set forth in this Agreement, and except to the extent that amounts offered and paid to the Holders vary in proportion to the principal amount of and accrued interest on each Holder’s Debenture, no consideration has been or will be paid to any person to amend or consent to a waiver, modification, forbearance or otherwise of any provision of any of the Transaction Documents that has not been or will be paid to each of the Holders.

(d) No Material Adverse Effect. Except as disclosed in the Company’s reports filed with the Securities and Exchange Commission, since the Closing Date there has been no Material Adverse Effect with respect to the Company.

Section 9. Representations and Warranties of the Holders. Each Holder hereby, for itself and for no other Holder, represents and warrants as of the date hereof to the Company as follows:

(a) Authority. The Holder has the requisite corporate or partnership authority to enter into and consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder. The execution, delivery and performance by such Holder of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate or similar action on the part of such Holder, its board of directors or its stockholders or partners. This Agreement has been duly executed by such Holder, and when delivered by such Holder in accordance with the terms hereof, will constitute the valid and legally binding obligation of such Holder, enforceable against it in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(b) No Conflicts. The execution, delivery and performance of this Agreement by the Holder and the consummation by the Holder of the transactions contemplated hereby do not and will not: (i) conflict with or violate any provision of the Holder’s certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) subject to the Required Approvals, conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Holder is subject (including federal and state securities laws and regulations).

(c) Own Account. Such Holder understands that the Additional Debentures are “restricted securities” and have not been registered under the Securities Act or any applicable state securities law and is acquiring the Additional Debentures as principal for its own account and not with a view to or for distributing or reselling such Additional Debentures or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of such Securities in violation of the Securities Act or any applicable state securities law and has no arrangement or understanding with any other persons regarding the distribution of such Additional Debentures (this representation and warranty not limiting such Holder’s right to sell the Additional Underlying Debenture Shares pursuant to the Registration Statement or otherwise in compliance with applicable federal and state securities laws) in violation of the Securities Act or any applicable state securities law. Such Holder is acquiring the Additional Debentures hereunder in the ordinary course of its business. Such Holder does not have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Additional Debentures.

(c) Holder Status. Such Holder is, and on each date on which it converts any Additional Debentures will be, an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7) or (a)(8) under the Securities Act. Such Holder is not registered or required to be registered as a broker-dealer under Section 15 of the Exchange Act.

Section 10. Amendments and Waivers. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, unless the same shall be in writing and signed by the Company and Holders holding at least 67% of the then outstanding Securities.

Section 11. Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be delivered as set forth in the applicable Transaction Document.

Section 12. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties. The Company may not assign (except by merger) its rights or obligations hereunder without the prior written consent of all of the Holders of the then-outstanding Securities. Each Holder may assign their respective rights hereunder in the manner and to the Persons and extent as permitted under the applicable Transaction Document.

Section 13. Execution and Counterparts. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

Section 14. Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be determined in accordance with the provisions of the Purchase Agreement.

Section 15. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

Section 16. Headings. The headings in this Agreement are for convenience only, do not constitute a part of the Agreement and shall not be deemed to limit or affect any of the provisions hereof.

Section 17. Fees and Expenses. The Company has agreed to reimburse the Truk Opportunity Fund, LLC the sum of $10,000, for its out-of-pocket legal fees and expenses, none of which has been paid prior to the date hereof. Except as expressly set forth herein, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement. The Company shall pay all transfer agent fees, stamp taxes and other taxes and duties levied in connection with the delivery of any Additional Debentures or Additional Underlying Debenture Shares.

Section 18. Independent Nature of Holders’ Obligations and Rights. The obligations of each Holder hereunder are several and not joint with the obligations of any other Holders hereunder, and no Holder shall be responsible in any way for the performance of the obligations of any other Holder hereunder. Nothing contained herein or in any other agreement or document delivered at any closing, and no action taken by any Holder pursuant hereto, shall be deemed to constitute the Holders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Holders are in any way acting in concert with respect to such obligations or the transactions contemplated by this Agreement. Each Holder shall be entitled to protect and enforce its rights, including without limitation the rights arising out of this Agreement, and it shall not be necessary for any other Holder to be joined as an additional party in any proceeding for such purpose.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties have executed this Agreement as of the date first set forth above.

SOLOMON TECHNOLOGIES, INC.

By:
Name: Title:

[SIGNATURE PAGE OF HOLDERS TO SOLM AMENDMENT]

Name of Holder: __________________________
Signature of Authorized Signatory of Holder: __________________________
Name of Authorized Signatory: _________________________
Title of Authorized Signatory: __________________________

[SIGNATURE PAGES CONTINUE]

Schedule 1

Holder	Principal Amount of Additional Debenture

Cornix Management LLC	$3,000.00

Double U Master Fund LP	$12,000.00

Nite Capital LP	$7,500.00

Iroquois Master Fund Ltd.	$30,000.00

Truk Opportunity Fund, LLC	$22,950.00

Truk International Fund, LP	$4,050.00

Shelter Island Opportunity Fund, LLC	$15,000.00

Rockmore Investment Fund Ltd	$4,500.00

BridgePointe Master Fund Ltd.	$45,000.00

Alpha Capital Anstalt	$9,000.00

Harborview Master Fund L.P.	$7,500.00

Total	$160,500.00

Schedule 2

Holder	7/1/07 Partial Redemption Share Delivery	Dollar Value

Cornix Management LLC	32,660	$9,136.97

Double U Master Fund LP	130,636	$36,546.75

Nite Capital LP	81,648	$22,841.86

Iroquois Master Fund Ltd.	326,592	$91,367.43

Truk Opportunity Fund, LLC	249,843	$69,896.11

Truk International Fund, LP	44,090	$12,334.62

Shelter Island Opportunity Fund, LLC	163,296	$45,683.71

Rockmore Investment Fund Ltd	48,988	$13,704.89

BridgePointe Master Fund Ltd.	489,888	$137,051.14

Alpha Capital Anstalt	97,978	$27,410.34

Harborview Master Fund L.P.	81,648	$22,841.86

Total	1,747,267	$488,815.67